Exhibit 10.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND HAS BEEN MARKED WITH "[*****]" TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

SAF SCOPE 1 AND SCOPE 3 CREDIT SUPPLY AGREEMENT

BY AND BETWEEN

GEVO NET-ZERO 1, LLC

AND

FUTURE ENERGY CAPITAL LIMITED (T/A FUTURE ENERGY GLOBAL)

DATED

April 7, 2025

Scope 1 and Scope 3 Credit Supply Agreement Cover Sheet

This Cover Sheet to the SAF Scope 1 and Scope 3 Credit Supply Agreement (this “Cover Sheet”) is entered into as of April 7, 2025 (the “Effective Date”) and is made by and between Gevo Net-Zero 1, LLC, a Delaware limited liability company (“Seller”) and Future Energy Capital Limited (t/a Future Energy Global), an Irish limited liability company (“Buyer”), subject to the terms and conditions set forth in the Annexes attached hereto. Each of Seller and Buyer is referred to herein as a “Party” and collectively are referred to herein as the “Parties.” This Cover Sheet and the Annexes attached hereto are collectively referred to as the “Agreement”.

1.	Certain Definitions:

Scope 1 Credit Price: means $[*****]/tonne CO2e.

Scope 3 Credit Price: means $[*****]/tonne CO2e.

2.	Key Terms:

Delivery Term	5 Contract Years, as set forth in Section 2.3.
Volume (in U.S. Gallons of SAF) per year:	10,000,000
Estimated volume in tonnes of CO2e abatement per year:	[*****]
Delivered Price per tonne of CO2e abatement:	The Scope 1 Credit Price; plus the Scope 3 Credit Price, plus [*****]% of actual revenue realized above $[*****] per tonne of CO2e abatement by Buyer upon selling these Scope 1 and Scope 3 Credits

SAF Scope 1 and Scope 3 Credit Supply Agreement

ANNEX I: SCOPE 1 AND SCOPE 3 CREDIT SUPPLY AGREEMENT

Article 1 – Scope; Interpretation

1.1	Subject to and in accordance with the general terms and conditions that are incorporated herein by reference and attached hereto as Annex II (the “General Terms and Conditions”), Seller agrees to sell and deliver or cause to be sold and delivered, and Buyer agrees to purchase, pay for and receive, or cause to be received, the Buyer Credits on the terms and conditions set forth herein.

1.2	References to “Sections” refer to sections of this Annex I and references to “Clauses” refer to clauses of the General Terms and Conditions. Capitalized terms not defined in the Cover Sheet or this Annex I have the meanings given to them in the General Terms and Conditions.

1.3	In the event of an irreconcilable conflict between the body of this Agreement, its Annexes and Cover Sheet, and unless expressly stated otherwise, the Cover Sheet shall prevail over all Annexes, save that, if an Annex addresses a topic not expressly addressed in the Cover Sheet, then the Annex shall prevail in relation thereto and its provisions shall not be diminished by the Cover Sheet. Subject to the foregoing, to the extent that the Cover Sheet or any Annex supplements the requirements prescribed in the Annexes or the Cover Sheet, as applicable, no conflict shall be deemed to exist, and the provisions of the Cover Sheet and the Annexes shall be read cumulatively.

1.4	All headings and titles in this Agreement are used for editorial facilitation and shall not be interpreted as affecting or influencing the meaning, content or substance of its provisions.

1.5	All Annexes to this Agreement and the Cover Sheet shall constitute an integral part hereof and shall further be subject to the terms of this Agreement.

1.6	References to any Party shall, where appropriate, include any successors, transferees and permitted assigns of the Party.

1.7	References to the term “includes” or “including” shall mean “includes, without limitation” or “including, without limitation.”

1.8	Words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders.

1.9	If the time for performing an obligation under this Agreement occurs or expires on a day that is not a Business Day, the time for performance of such obligation shall be extended until the next succeeding Business Day.

1.10	References to any statute, code or statutory provision are to be construed as a reference to the same as it may have been amended, modified or reenacted, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires.

Article	2 − Term and Conditions Precedent

2.1	The Start-Up Period and the Delivery Term constitute the “Term” of this Agreement.

2.2	The Start-Up Period shall be the period beginning on the Completion Date and continuing until the Commencement Date (the “Start-Up Period”).

2.3	Unless otherwise agreed in writing by the Parties, the delivery term of this Agreement shall commence on the Commencement Date and, unless sooner terminated as provided herein, shall continue until the fifth (5th) anniversary of the Commencement Date (the “Delivery Term”). Buyer may extend the Delivery Term until the sixth (6th) anniversary of the Commencement Date by providing written notice to Seller no later than 90 days prior to the expiration of the Delivery Term, subject to Seller’s consent.

SAF Scope 1 and Scope 3 Credit Supply Agreement	Annex I | Page 1

2.4	Notwithstanding anything to the contrary herein, Seller shall not be obligated to deliver any Buyer Credits under this Agreement unless and until all of the Conditions Precedent set forth in this Section 2.4 (the “Conditions Precedent”) shall have been satisfied (or waived with prior agreement in writing with Buyer), as determined by Seller in its sole discretion. Thereafter, Seller shall be obliged to deliver the Buyer Credits as per the provisions hereof.

a.	Seller shall have made a final investment decision in respect of Seller’s Facility by [*****]; and

b.	The Completion Date has occurred, and Seller’s Facility is completed and producing SAF.

2.5	Seller shall use commercially reasonable efforts to cause the Completion Date to occur no later than the date that is [*****] months following Seller’s positive final investment decision in respect of Seller’s Facility (as may be extended, the “Target Completion Date”). The Target Completion Date shall be subject to an extension on a day-for-day basis for each day that the achievement of the Completion Date is delayed by a Force Majeure Event or by acts or omissions of Buyer; provided that the Target Completion Date shall not be extended by reason of a Force Majeure Event by more than 365 days. Prior to the Completion Date, Seller shall promptly provide a copy to Buyer of any written notice of any material violation of any Applicable Law(s) relating to any Seller’s Facility or its design, construction, operations, or commissioning received by Seller during such time period. Seller shall provide Buyer with notice of the Completion Date at least sixty (60) days prior to the Completion Date.

2.6	The “Target Commencement Date” shall be the date six (6) months after the Completion Date. From and after the satisfaction or waiver of all of the Conditions Precedent, Seller shall use commercially reasonable efforts to cause the Commencement Date to occur no later than the Target Commencement Date. Prior to the Commencement Date, Seller shall promptly provide a copy to Buyer of any written notice of any material violation of any Applicable Law(s) relating to any Seller’s Facility or its design, construction, operations, or commissioning received by Seller during such time period.

2.7	Notwithstanding any contrary provision hereof, if the Commencement Date has not occurred by the Target Commencement Date, each Party shall have the right to terminate this Agreement (without any liability of Buyer or Seller arising therefrom) on not less than thirty (30) days’ prior written notice to the other Party.

2.8	Seller shall keep Buyer reasonably informed as to the status of Seller’s progress toward making a final investment decision in respect of Seller’s Facility and the development and construction of Seller’s Facility.

2.9	Notwithstanding anything to the contrary in this Article 2, if (a) the condition set forth in Section 2.4a has not been satisfied on or prior to [*****] or if (b), within thirty (30) days of the Buyer providing to the Seller a copy of the Buyer’s latest available financial statements, the Buyer and Seller do not agree in writing (including by exchange of email) that Buyer has sufficient liquidity to meet the Liquidity Threshold set forth in Section 4.2 by [*****], then either Party may terminate this Agreement (without any liability of Buyer or Seller arising therefrom) on not less than thirty (30) days’ prior written notice to the other Party provided that the foregoing conditions have not been met prior to the date of termination and, provided further, that the Parties may not terminate this Agreement based on the circumstances described in sub-part (b), above, if neither Party has elected to terminate this Agreement by [*****].

SAF Scope 1 and Scope 3 Credit Supply Agreement	Annex I | Page 2

Article 3 – Purchase and Sale of Buyer Credits

3.1	Each Contract Year during the Term, Buyer agrees to purchase and receive, or cause to be received, and Seller agrees to sell and deliver, no less than the Minimum Annual Contract Quantity at the Delivered Price as set forth in the Cover Sheet.

3.2	As used herein, “Buyer ToP Quantity” means the CO2e abatement (in tonnes) associated with the Minimum Annual Contract Quantity, minus the quantity of Buyer Credits (expressed in tonnes of CO2e abatement) not delivered or tendered for delivery due to Force Majeure Event(s) affecting Buyer or Seller or an act or omission of Seller or its Affiliates in the applicable Contract Year. If Buyer takes delivery of less than the Buyer ToP Quantity in a Contract Year, then Buyer shall pay to Seller, as liquidated damages and not as a penalty, an amount equal to (a) the difference between (i) the Buyer ToP Quantity and (ii) the quantity of Buyer Credits taken by Buyer in the applicable Contract Year (expressed in tonnes of CO2e abatement), multiplied by (b) an amount equal to the Delivered Price in the applicable Contract Year (in USD/tonne of CO2e abatement), plus (c) any actual, reasonable and documented expenses incurred by Seller due to such failure. Seller shall use reasonable efforts to make replacement sales of Buyer Credits not taken by Buyer, and the proceeds of such sales shall be credited against the amount owed by Buyer under this Section 3.2.

3.3	As used herein, “Seller DoP Quantity” means the CO2e abatement (in tonnes) associated with the Minimum Annual Contract Quantity, minus the quantity of Buyer Credits (expressed in tonnes of CO2e abatement) not delivered or tendered for delivery due to Force Majeure Event(s) affecting Buyer or Seller or the act or omission of Buyer or its Affiliates in the applicable Contract Year. If Seller fails to deliver (or tender for delivery) at least the Seller DoP Quantity in a Contract Year, then Seller shall pay to Buyer, as liquidated damages and not as a penalty, an amount equal to (a) the difference between (i) the Seller DoP Quantity and (ii) the quantity of Buyer Credits made available by Seller in the applicable Contract Year, multiplied by (b) an amount equal to the difference between (i) the actual, documented price (in USD/tonne of CO2e abatement) incurred by Buyer for the purchase of a replacement quantity of Buyer Credits, less (ii) the Delivered Price applicable in the applicable Contract Year, less (c) any savings realized by Buyer due to Seller’s failure to make the applicable quantity of Buyer Credits available; provided that Seller shall not be liable to make payment to Buyer if the foregoing formula results in a negative number. In lieu of making a payment to Buyer, Seller may satisfy its obligations under this Section 3.3 by applying a credit against amounts owed by Buyer pursuant to invoices issued subsequently. In the event Buyer does not purchase a replacement quantity of Buyer Credits, then Seller will only be responsible for reimbursement of Buyer’s reasonable and documented expenses incurred by Buyer due to such failure, less any savings realized by Buyer due to Seller’s failure to make the applicable quantity of Buyer Credits available.

3.4	Notwithstanding anything to the contrary herein, Seller may satisfy its delivery obligations hereunder with Buyer Credits sourced from SAF produced at facilities other than Seller’s Facility, provided that the replaced Buyer Credits must preserve commercially reasonable market value.

Article 4 – Pricing; Letter of Credit

4.1	The price for Buyer Credits sold to Buyer hereunder (the “Delivered Price”) will be as set forth in the Cover Sheet.

4.2	From and after the Completion Date, Buyer shall not, at the close of any Business Day, permit the sum of (i) the aggregate amount of unrestricted cash and cash equivalents, and (ii) the aggregate principal amount committed and available to be drawn by Buyer under all revolving credit facilities of Buyer to be less than $[*****] (the “Liquidity Threshold”). If the sum of (i) and (ii) falls below the Liquidity Threshold, Buyer shall provide (or shall cause to be provided) a letter of credit from a Qualified Institution, in form and substance reasonably acceptable to Seller, naming Seller as beneficiary (“Letter of Credit”) in an amount equal to $[*****]. The Letter of Credit shall be available to pay any amounts due and owed by Buyer hereunder in the event that Buyer fails to make payment when due on any invoice issued hereunder.

SAF Scope 1 and Scope 3 Credit Supply Agreement	Annex I | Page 3

4.3	If at any time the undrawn portion of the Letter of Credit is $[*****] or lower, Buyer shall amend the Letter of Credit to increase the available amount of the Letter of Credit to at least $[*****]. For the sake of clarity, in the event that Seller draws on the Letter of Credit in order to pay an invoice due and owing by Buyer hereunder, such payment shall not constitute a cure of any Event of Default under Clause 9.1 of the General Terms and Conditions unless and until Buyer shall have remedied any deficiency in the Letter of Credit resulting therefrom. After the end of the Term and the payment of all outstanding amounts due and owing hereunder, Seller shall return the Letter of Credit to Buyer.

4.4	No later than the date that is thirty (30) days following Buyer’s sale of Buyer Credits to a third party, Buyer shall remit to Seller an amount equal to [*****] percent ([*****]%) of the total revenue received by Buyer from sales of such Buyer Credits in excess of $[*****] per tonne of CO2e abatement. Buyer shall provide reasonable supporting documentation validating the amount remitted to Seller in accordance with this Section 4.4. No more than once per calendar quarter, Seller or its representative may audit the books and records of Buyer to confirm the correctness of the amounts remitted in accordance with this Section 4.4. If any inaccuracy is identified in such audit that resulted in an amount being remitted to Seller that is lower than what is required pursuant to this Section 4.4, then Buyer shall remit the unpaid amount to Seller as soon as possible (and in no event later than five (5) days following Seller’s request for such amount), and Buyer shall reimburse Seller for the cost of such audit.

Article 5 – Allocation of Emissions Credits

5.1	In accordance with Clause 4 of the General Terms and Conditions, Seller shall retain, and be entitled to, all Seller Credits associated with the SAF under this Agreement (including the monetary, economic and other associated value of such Seller Credits).

5.2	Buyer shall retain and be entitled to all Buyer Credits associated with the SAF identified in each invoice issued pursuant to this Agreement. The Parties shall cooperate in good faith to access new registries, rules or requirements applicable to Scope 1 and Scope 3 Credits as needed. Buyer shall not claim any GHG reduction, including under any emissions compliance program, tax incentive or voluntary market program, to the extent such GHG reduction is associated with the Seller Credits or CFP Credits or would invalidate or diminish the value thereof.

5.3	If any Applicable Law or major component of the to be chosen Registry is enacted, implemented, modified, amended or revoked so that the implementation of this Agreement becomes impracticable or materially inconsistent with the terms or requirements of this Agreement and/or the General Terms and Conditions, including any changes to government programs associated with the Seller Credits, the Parties shall work in good faith to amend the Agreement to conform to, as applicable, the changed requirements or circumstances in order to maintain the original intent of the Parties hereunder and the economic conditions set forth herein or the more favorable economic terms. If the Parties cannot agree to such adjustment after ninety (90) days of good faith negotiation, then either Party may require that the Parties submit the matter for third-party expert determination, whereupon the Parties shall appoint a mutually acceptable third-party expert with at least ten (10) years of experience in the voluntary carbon market industry who has not had a previous business relationship with, and has not served as a director, officer, employee, consultant or Agent of, either Party. Each Party shall make a proposal for the foregoing adjustment to the expert, and shall cause the expert to make a determination that is no more favorable to Seller than Seller’s proposal and no more favorable to Buyer than Buyer’s proposal. The expert’s determination will be final and binding on the Parties absent manifest error; provided that such determination must allow Seller to continue to economically produce and deliver Buyer Credits hereunder. If an Applicable Law is enacted that results in more favorable state, federal or industry-wide credits available to Seller, then Seller will be entitled to retain any such credits without amendment to this Agreement.

SAF Scope 1 and Scope 3 Credit Supply Agreement	Annex I | Page 4

Article 6 − Delivery and Seller’s Responsibilities

6.1	Seller shall provide written notice to Buyer identifying the Airport Storage Facilities where Seller will deliver SAF generating Buyer Credits (the “Delivery Point”).

6.2	Seller and Buyer mutually agree to identify a registry for the Scope 1 Credits and Scope 3 Credits that supports the transfer of Scope 1 Credits and Scope 3 Credits from Seller to Buyer consistent with the terms of this Agreement.

a.	Seller agrees to register and transfer the Scope 1 Credits and Scope 3 Credits on the agreed Registry when Seller delivers the SAF generating Buyer Credits to the Delivery Point, consistent with Section 6.1. Each Party will be responsible for any fees assessed on such Party by the Registry, which will include, with respect to Seller, registration fees and fees associated with the transfer of Buyer Credits to Buyer, and, with respect to Buyer, any fees assessed in connection with any subsequent transfer of the Buyer Credits.

b.	In recognition that registries for SAF and associated Scope 1 Credits and Scope 3 Credits are evolving, Seller and Buyer shall agree on a registry by no later than the Completion Date (the “Registry”).

c.	Buyer recognizes that Seller plans to have Verity Carbon Solutions create a registry for Seller’s SAF and associated Scope 1 Credits and Scope 3 Credits. This registry shall be considered by Buyer and Seller, along with other commercially reasonable registries, including but not limited to any SAF registry that the International Air Transport Association (IATA) may have implemented, the Roundtable on Sustainable Biomaterials (RSB) registry, and the ISCC Credit Transfer System for Sustainable Aviation Fuels. Buyer and Seller agree that the selected registry must preserve commercially reasonable market value and be recognized as reputable in its acceptance and management of the Scope 1 Credits and Scope 3 Credits, while ensuring functional capability without causing material financial detriment to either Party. In any event, the agreed-upon registry shall be commercially reasonable and capable of supporting implementation of this Agreement without material alteration.

Article 7 − Minimum Annual Contract Quantity

7.1	The “Minimum Annual Contract Quantity” shall be, (a) during the Start-Up Period, Buyer Credits associated with a volume of SAF that Seller is able to produce and deliver from Seller’s Facility on an As Available Basis to the applicable Airport Storage Facility(ies), with such volume not to exceed 10,000,000 U.S. Gallons of SAF per Contract Year on a ratable basis and (b) during the Delivery Term, Buyer Credits associated with 10,000,000 U.S. Gallons of SAF per Contract Year; provided that on the first and last Contract Years, the foregoing amounts will be multiplied by a fraction, the numerator of which is the number of days in the applicable Contract Year and the denominator of which is 365. Notwithstanding the foregoing, Buyer Credits shall include Scope 1 Credits and Scope 3 Credits reflecting an equal amount of CO2e abatement.

7.2	The Parties may mutually agree in writing to increase the Minimum Annual Contract Quantity by the number of Buyer Credits associated with up to [*****] U.S. Gallons of SAF, in increments of the number of Buyer Credits associated with [*****] U.S. Gallons of SAF, by no later than [*****]. Upon agreeing to any such increase, the Parties shall amend Annex I and Section 7.1 to reflect the new Minimum Annual Contract Quantity.

SAF Scope 1 and Scope 3 Credit Supply Agreement	Annex I | Page 5

Article 8 - Invoicing and Payment Terms

Unless otherwise agreed in writing by the Parties, the following shall apply:

8.1	Seller shall, after each delivery of Buyer Credits, issue an invoice based on the Buyer Credits derived from such SAF and transferred to Buyer, which invoice shall contain the following information: (a) the volume of SAF (in U.S. Gallons) delivered to the applicable purchaser; (b) the quantity of CO2e abatement (in tonnes); (c) the Delivered Price of the Buyer Credits (expressed as USD per tonne of CO2e abatement); (d) a description of applicable taxes, fees or other charges; (e) the total amount due on the invoice; (f) the date of the shipment; (g) the Delivery Note reference; (h) a copy of the Proof of Sustainability document for the applicable SAF manufactured by any Seller’s Facility associated with the Buyer Credits; (i) the delivery ticket document to evidence supply of the SAF to the Delivery Point; (j) the CI Score associated with such SAF; and (k) any other information Buyer may reasonably request in advance to support Buyer’s claim of ownership of its Scope 1 or Scope 3 emissions reductions associated with its purchase of Buyer Credits. A Delivery Note must accompany each invoice.

8.2	Invoices shall be sent via email to: [*****]copy to [*****].

8.3	Invoices shall be issued and payment shall be made in United States Dollars (“USD”).

8.4	The payment terms shall be as follows:

a.	Payment by Buyer on each invoice shall be net at the latest of fifteen (15) days from the date of receipt by the Buyer of an invoice issued pursuant to Sections 8.1 and 8.2. Payment shall be made by wire transfer of immediately available funds in United States Dollars. Details about the Seller’s banking information are provided in the applicable invoice as set forth in Section 8.5.

b.	Absent plain and obvious error, Buyer shall pay all disputed and undisputed amounts due under each invoice without netting or offsetting. Buyer shall notify Seller in writing of any plain and obvious errors in the invoice. In the case of plain and obvious error, the correct amount shall be paid disregarding such error, and necessary correction and consequent adjustment shall be made within five (5) Business Days after agreement of the correct amount.

c.	If a Party invoiced and received payment of a sum subsequently and mutually determined not to have been payable under this Agreement, such Party shall pay interest to the other Party on such amount on and from the date when such sum was originally paid and including the date of its repayment at a rate (the “Interest Rate”) equal to the lower of: (a) the Prime Rate plus [*****] percent ([*****]%), or (b) the maximum rate permitted by Applicable Law. Any amount not paid by a Party when due shall bear interest from and including the date payment was originally due to and including the actual date of payment at the Interest Rate. As used in this Article 8, “Prime Rate” means for any day the rate of interest from time to time reported by The Wall Street Journal as the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks for such date, or if such rate ceases to be published, such successor rate as mutually agreed between the Parties that approximates the same interest level.

8.5	Payments shall be transferred to the Seller’s bank account as provided for in the applicable invoice.

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Article 9 − Insurance

9.1	Until all obligations under this Agreement are satisfied, and without limiting Seller’s indemnification obligations under the Agreement, Seller shall procure and maintain the following insurance policies from insurers with an AM Best rating of B+ VI or a comparable rating:

a.	Workers’ Compensation covering obligations imposed by federal and state statutes with jurisdiction over Seller’s employees and Employer's Liability insurance of at least [*****] Dollars USD ($[*****]);

b.	Commercial General Liability insurance with a minimum limit of [*****] Dollars USD ($[*****]) per claim for bodily injury or death and broad form property damage. The policy shall cover bodily injury, property damage, personal injury, products and completed operations, and broad form contractual liability coverage including, but not limited to, the commercially insurable liability assumed under Seller’s indemnification obligations set forth in the Agreement;

c.	Business Automobile Liability insurance with a limit for bodily injury and property damage of a minimum limit of [*****] Dollars USD ($[*****]) each occurrence with respect to any and all vehicles of Seller’s, whether owned, hired, leased, borrowed, or non-owned, assigned to or used in connection with Seller’s performance of the Agreement; and

d.	Environmental Impairment Liability insurance with a limit and annual aggregate of [*****] Dollars USD ($[*****]), which shall include coverage for all actions, omissions, or active or passive negligence, for bodily injury, property damage, defense costs and environmental remediation costs with respect to releases of hazardous substances at any Seller’s Facility, including SAF prior to delivery.

9.2	Primary. The policies shall stipulate that the insurance required by this Article 9 shall be primary insurance and that any insurance or self-insurance carried by Buyer shall not be contributory insurance.

9.3	Recovery Rights. Seller shall waive, and require its insurers to waive, any and all recovery rights to which any insurer of Seller may have against the Buyer by virtue of the payment of any loss under any insurance.

9.4	Maintenance of Insurance Policies Following Termination or Expiration. To the extent that the insurance policies required under this Article 9 are not occurrence-based policies, except for Workers’ Compensation, Seller shall maintain claims made policies for at least three (3) years following termination of the Agreement.

9.5	Severability of Interest. All policies required under this Article 9 except for Workers’ Compensation, shall contain a severability of interest provision, and shall not contain any commutation clause or any other provision that limits third party actions over claims.

9.6	Evidence of Insurance. Upon Buyer’s request, Seller shall provide documentary evidence in a form and content acceptable to Buyer, confirming to its satisfaction that the required insurance policies have been obtained and will remain in effect as required by this Article 9.

9.7	Notice of Material Changes. Seller shall provide Buyer with at least thirty (30) days’ written notice prior to any material changes in or cancellation of any insurance policies.

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Article 10 − Governing Law

The validity, construction and performance of this Agreement shall be governed by New York law without giving effect to any choice-of-law provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

Article 11 − Disputes

The Parties shall attempt to resolve any disputes under this Agreement through negotiation prior to resorting to other dispute resolution mechanisms. If the Parties are unable to do so after using reasonable good faith efforts, the federal or state courts situated in New York County, New York, United States of America, have exclusive jurisdiction over the resolution of all disputes that arise under this Agreement, and each Party irrevocably submits to the personal jurisdiction of such courts. The United Nations Convention on Contracts for the International Sale of Goods shall not be applicable to the Parties’ rights or obligations under this Agreement.

Article 12 − Financing Cooperation

12.1	Without diminishing Seller’s obligations and Buyer’s rights hereunder, Buyer acknowledges that Seller may elect to finance all or part of its costs of the transactions contemplated by this Agreement, including the costs of the construction of Seller’s Facility. Buyer shall use commercially reasonable efforts to provide all cooperation reasonably necessary in connection with any financing efforts that Seller may undertake in connection with financing Seller’s Facility, as may be reasonably requested by Seller; provided that such efforts shall not (i) relieve Seller of any of its obligations under this Agreement; or (ii) decrease the economic benefits, or increase the costs, of the transactions contemplated by this Agreement to Buyer. In furtherance of the foregoing, Buyer agrees to negotiate in good faith and in a commercially reasonable manner a customary collateral assignment for security purposes of this Agreement for the benefit of such Person(s) providing such financing, as may be reasonably necessary and appropriate for such financing, including a reasonable standstill period in favor of such Person(s) providing financing, provided that none of the terms of such consent shall (i) relieve Seller of any of its obligations under this Agreement; or (ii) decrease the economic benefits, or increase the costs, of the transactions contemplated by this Agreement to Buyer. Buyer agrees, at the Seller’s cost and expense, to provide such internal or third-party legal opinion as may be requested by Seller in connection with such financing.

12.2	Without diminishing Buyer’s obligations and Seller’s rights hereunder, Seller acknowledges that Buyer may enter offsetting sale transactions that will offset all or part of its obligations contemplated by this Agreement. Seller shall use commercially reasonable efforts to provide all cooperation reasonably necessary in connection with any offsetting transactions that Buyer may undertake, as may be reasonably requested by Buyer; provided that such efforts shall not (i) relieve Buyer of any of its obligations under this Agreement; or (ii) decrease the economic benefits, or increase the costs, of the transactions contemplated by this Agreement to Seller.

Article 13 − Assignment

13.1	Except as set forth in Section 13.2, neither Party may assign its obligations under this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Buyer or Seller may, however, assign its obligations to any of its Affiliates without the prior written consent of the other Party, provided that in such event, but subject to Section 13.2, the assigning Party shall be jointly and severally liable for the performance by such Affiliate of the Agreement.

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13.2	Notwithstanding the foregoing, Seller may, without the prior written consent of Buyer:

a)	Assign this Agreement to any Person acquiring all or substantially all of the assets comprising Seller’s Facility;

b)	Collaterally assign this Agreement to any Person providing financing or other security in connection with Seller’s Facility; or

c)	Assign this Agreement in connection with a lender’s exercise of remedies under an applicable credit agreement related to the financing of Seller’s Facility.

The Seller shall advise the Buyer of any such assignments in this Section 13.2 no later than 10 days after any assignments and in the case of an assignment contemplated in Section 13.2(a), the assigning Party shall ensure that the assignee (x) complies with Clause 2 of the General Terms and Conditions and (y) is a fit and proper Party that is demonstrably capable (including by contracting for same with a capable third party) of meeting its performance obligations under this Agreement and operating Seller’s Facility and coordinating downstream logistics and blending using good industry practice (meaning the exercise of skill, diligence, prudence and foresight that would reasonably or ordinarily be expected from a skilled and experienced operator in the fuel refining and transportation industry engaged in the same or similar type of undertaking). With respect to any assignment pursuant to Section 13.2(a), the assigning Party shall be released from all obligations and liabilities under this Agreement.

Article 14 − Public Announcements

Seller and Buyer agree to publicly disclose, via a mutually agreed upon press release, aspects of the commercial plan for Buyer to serve as a purchaser of Buyer Credits from Seller at such time as Seller and Buyer shall mutually agree at their respective unfettered discretions, save that, as a condition precedent for such disclosure/publication, each Party shall coordinate with and shall receive the written consent of the other Party with respect to such disclosure/publication, and shall so provide advance copies to the other Party for review of the text of any proposed announcement/publication prior to the dissemination thereof to the public or to any person other than employees, directors, consultants, representatives, Agents, advisors, contractors or subcontractors of any tier, who agree to keep such information confidential.

Notwithstanding the foregoing, either Party shall be permitted to make any and all required disclosures of the Agreement and the transactions contemplated thereunder in accordance with the rules and regulations of the SEC or any other regulatory body or securities exchange, including, but not limited to, filing the Agreement with the SEC in connection with a Form 8-K, 10-Q or 10-K, albeit to the extent that may be so required, subject to the right of the other Party and its counsel to review copies of any such proposed filing or filings in advance thereof and comment thereon, and the obligation of the disclosing Party to consider in good faith any comments reasonably requested by the non-disclosing Party or its counsel in such filing or filings or with respect to the redaction of trade secrets or competitively sensitive information contained therein.

Article	15 − Counterparts

This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall constitute a duplicate original and all counterparts together shall constitute one and the same instrument. Buyer shall only be bound by this Agreement upon its execution and return of such executed counterpart to the Seller. The Parties acknowledge and agree that any document or signature delivered by e-mail, PDF or other electronic transmission shall be deemed to be an original executed document for the purposes hereof and such execution and delivery shall be considered valid, binding and effective for all purposes.

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In witness whereof, the Parties hereto have executed this Agreement as of and on the Effective Date.

GEVO NET-ZERO 1, LLC, as “Seller”	FUTURE ENERGY CAPITAL LIMITED as “Buyer”

/s/ Paul Bloom	/s/ Natasha Mann
Name: Paul Bloom	Name: Natasha Mann
Title: Chief Business Officer	Title: Chief Executive Officer

Signature Page – SAF Scope 1 and Scope 3 Credit Supply Agreement

ANNEX II: GENERAL TERMS AND CONDITIONS FOR
SAF SCOPE 1 AND SCOPE 3 CREDIT SUPPLY AGREEMENT

1.	DEFINITIONS

The following terms, when capitalized, shall have the meaning defined hereinafter, unless the context otherwise requires:

Affiliate: means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of, or to exert a dominant influence over, a Person, whether through the ownership of voting securities or otherwise.

Agent: one that acts or has the power or authority to act for or represent another.

Agreement: defined in the introductory paragraph of the Cover Sheet.

Airport Storage Facility: any airport fuel storage facility where Seller elects to deliver blended SAF.

Applicable Law: in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, in each case now existing or which may be enacted or issued after the date of this Agreement.

As Available Basis: means that Seller, in its reasonable discretion, has SAF supply available from the Seller’s Facility for blending and delivery to the Airport Storage Facilities, such that the Buyer Credits can be separated from the SAF and supplied to Buyer.

Blenders Tax Credit: any federal tax credit applicable to the blending of unblended SAF with fossil fuels, including credits under Internal Revenue Code sections 40B and 6426(k), and any relevant state tax credit.

Business Day: every day other than a Saturday or Sunday or any other day on which banks in the State of New York are permitted or required to remain closed.

Buyer: defined in the introductory paragraph of the Cover Sheet.

Buyer Credits: Scope 1 Credits and Scope 3 Credits separated from Seller’s SAF at the point of delivery to an airport and transferred to Buyer (subject to Section 5.2); and the reporting and/or marketing rights related to any such claims, credits, benefits, reductions, offsets or allowances, and the right of a person to report the ownership thereof as ‘Scope 1’ or ‘Scope 3’ greenhouse gas emissions as defined by the Greenhouse Gas Protocol or in compliance with other standard market practice (subject to Section 5.2), if applicable; or otherwise to a Governmental Authority or any other person, including under any present or future corporate greenhouse gas emissions reduction target, but expressly excluding any Seller Credit.

Buyer Indemnitees: Buyer and its Affiliates, together with all of their respective officers, directors, employees, advisors, servants, Agents, subcontractors and representatives.

Buyer ToP Quantity: defined in Section 3.2.

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CFP Credits: the Blenders Tax Credit and federal tax credits under Internal Revenue Code section 45Z (the Clean Fuel Production Credit) and any counterpart state tax credits, or any similar tax incentive regime implemented from time to time.

CI Score: the carbon intensity score, measured in units of gCO2eq/MJ, as determined pursuant to ISCC or RSB CORSIA

Claim: means any claim, action, dispute, proceeding, demand, or right of action, whether in law or in equity, of every kind and character.

CO2e: carbon dioxide equivalent, meaning the number of tonnes of CO2 emissions with the same global warming potential as one tonne of another greenhouse gas, as calculated using ISCC or RSB CORSIA.

Commencement Date: means the date specified by Seller in a written notice to Buyer, furnished not less than sixty (60) days prior to such date, that Seller has determined in its reasonable discretion that Seller’s Facility has achieved commercial operation and is able to produce and deliver SAF to buyers and therefore, to deliver Scope 1 Credits and Scope 3 Credits to Buyer pursuant to this Agreement.

Completion Date: means the day that Seller determines in its reasonable discretion the Seller’s Facility is substantially complete, all required facility testing has been completed pursuant to the relevant EPC contract, and the Seller’s Facility is ready to be used for the production of SAF.

Conditions Precedent: defined in Section 2.4.

Confidential Information: defined in Clause 12.1 of the General Terms and Conditions.

Contract Year: the period beginning January 1 and ending December 31 of the same calendar year; provided that, if the Commencement Date occurs on a date other than January 1, the initial Contract Year shall commence on the Commencement Date and end on December 31 of the same calendar year; and each subsequent Contract Year shall commence on January 1 and end on December 31 until the final Contract Year, which final Contract Year shall commence on January 1 of the year in which the third (3rd) anniversary of the Commencement Date occurs and shall end on the day preceding the third (3rd) anniversary of the Commencement Date.

CORSIA: the Carbon Offsetting and Reduction Scheme for International Aviation adopted by the International Civil Aviation Organization.

Cover Sheet: defined in the introductory paragraph of the Cover Sheet.

Default Notice: defined in Clause 9.2 of the General Terms and Conditions.

Defaulting Party: defined in Clause 9.1 of the General Terms and Conditions.

Delivered Price: defined in Section 4.1.

Delivery Note: a document, produced in writing or by electronic means, accurately and clearly stating the date of receipt, time, product description, and quantity of SAF and the associated CI delivered in U.S. Gallons to buyer(s) and number of Scope 1 Credits and Scope 3 Credits (in tonnes of CO2e) delivered to Buyer, in accordance with Seller’s normal practices, or any additional information the Parties may agree upon.

Delivery Point: defined in Section 6.2.

Delivery Term: defined in Section 2.3.

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Effective Date: defined in the introductory paragraph of the Cover Sheet.

Event of Default: defined in Clause 9.1 of the General Terms and Conditions.

Force Majeure Event: defined in Clause 7.1 of the General Terms and Conditions.

GHG: greenhouse gas emissions.

Governmental Authority: any federal, state, county, municipal, regional, native or tribal authority of the United States, any state thereof or the District of Columbia, or any country with jurisdiction over either Party, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory or administrative function of government.

Interest Rate: defined in Section 8.4(c).

Jet A Fuel: aviation jet fuel compliant with ASTM Standard Specification D 1655 for Aviation Turbine Fuels Jet A / Jet A-1 latest issue.

LCFS Credits: any current or future recognition, award, or allocation of offsets, credits, allowances, or other tangible rights issued under or benefits resulting from the Low Carbon Fuel Standard Program pursuant to the California Assembly Bill AB 32, or any other similar program, created or generated by or from the production, blending or use of renewable fuels.

Letter of Credit: defined in Section 4.2.

Liquidity Threshold: defined in Section 4.2.

Losses: all liabilities, losses, damages, fines, penalties, judgments, demands, and costs and expenses of any kind or nature, including reasonable attorneys’ and experts’ fees and expenses incurred in litigation or dispute resolution.

Minimum Annual Contract Quantity: defined in Article 7.

MNSAF: the Minnesota Sustainable Aviation Fuel Producer’s Credit or a tax credit, offset or deduction available to Seller as a consequence of its production or blending of SAF in accordance with the applicable rules and regulations associated with such tax credit, offset or deduction.

Moody’s: Moody’s Investors Service, Inc., including any official successor to Moody’s.

Non-Defaulting Party: defined in Clause 9.1 of the General Terms and Conditions.

Party: defined in the introductory paragraph hereof.

Person: an individual, partnership, corporation, business trust, joint-stock company, trust, unincorporated association, joint venture, Governmental Authority, limited liability company or any other entity of whatever nature.

Prime Rate: defined in Section 8.4(c).

Production Incentives: any (i) national, provincial, state, and local tax credits, grants, or other tax incentives; (ii) other lower carbon or clean fuel credits or incentives; (iii) any tax credits or other benefits available to Seller, including without limitation under Internal Revenue Code section 45Z (the Clean Fuel Production Credit) and Blenders Tax Credit; any tax credit generated in connection with production of hydrogen; any tax credit generated in connection with carbon capture, utilization or sequestration; renewable fuel volume obligations under the Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007; UK RTFO, EU RED III, or successor programs; and Canada’s tax laws in respect of Canadian Renewable and Conservation Expenses, or any other similar programs in the applicable jurisdiction; and (iv) any pipeline or fuel transmission tariff-based credits which may be available to Seller.

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Qualified Institution: a U.S. commercial bank or a U.S. branch office of a foreign bank having (i) assets of at least $10 billion and (ii) a credit rating from S&P or Moody’s with respect to such bank’s long-term, unsecured, unsubordinated deposits and as to which the lowest of the most recent ratings issued or maintained is at least “A-” from S&P or “A3” from Moody’s.

Registry: defined in Section 6.1(b).

RSB: the Roundtable on Sustainable Biomaterials.

S&P: Standard & Poor’s Rating Services Group, a division of The McGraw-Hill Companies, Inc., including any official successor to S&P.

SAF: means alcohol to jet synthetic paraffinic kerosene compliant with ASTM Standard Specification D7566 Annex 5, “Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons” appropriate for blending with Jet A Fuel (as defined below) produced at Seller’s Facility and identified in an invoice delivered pursuant to Section 8.1.

SAFPC: the Illinois Sustainable Aviation Fuel Purchase Credit or a tax credit, offset or deduction available to Buyer as a consequence of its purchase of SAF in accordance with the applicable rules and regulations associated with such tax credit, offset or deduction.

Scope 1 Credits: the greenhouse gas emissions attributes accounted for in terms of tonnes of CO2e associated with the purchase of the Scope 1 Jet Fuel Emissions attributed solely to the SAF portion of the jet fuel.

Scope 1 Jet Fuel Emissions: the direct greenhouse gas emissions associated with the combustion of jet fuel.

Scope 3 Credits: the greenhouse gas emissions attributes accounted for in terms of tonnes of CO2e linked to and in the same quantity as Scope 1 Credits that can be properly claimed by a corporation or other entity as a reduction of the corporation’s or entity’s Scope 3 Jet Fuel emissions.

Scope 3 Jet Fuel Emissions: the greenhouse gas emissions indirectly attributable to a corporation or other entity resulting from the combustion of jet fuel by assets not owned or controlled by the corporation or other entity but which are indirectly affected by the corporation’s or other entity’s value chain.

SEC: the U.S. Securities and Exchange Commission.

Seller: defined in the introductory paragraph of the Cover Sheet.

Seller Credits: any current or future recognition, award, or allocation of offsets, credits, allowances, or other tangible rights issued under or benefits resulting from a state, regional, federal, or international program or private contract, created or generated by or from the production or blending of renewable fuels, including without limitation, Renewable Identification Numbers as defined in the Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 and implementing regulations, SAFPC, MNSAF, LCFS Credits, CFP Credits and Production Incentives.

Seller DoP Quantity: defined in Section 3.3.

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Seller’s Facility: Seller’s production facility in Lake Preston, South Dakota.

Seller Indemnitees: Seller and its Affiliates, together with all of their respective officers, directors, employees, advisors, servants, Agents, subcontractors and representatives.

Start-Up Period: defined in Section 2.2.

Sustainability Certification: a certification demonstrating the compliance of the SAF from the Seller’s Facility and its feedstocks with the sustainability criteria pursuant to the ISCC, RSB or the CORSIA sustainability criteria for eligible fuels as set forth and published by ICAO from time to time.

Target Commencement Date: defined in Section 2.6.

Target Completion Date: defined in Section 2.5.

Term: defined in Section 2.1.

Third Party: any Person other than a Party or an Affiliate of a Party.

U.S. Gallon or USG: a United States liquid gallon of 231 cubic inches when corrected to 60 degrees Fahrenheit.

Capitalized terms used by not defined in this Annex II shall have respective meanings given to them in the body of this Agreement.

2.	REPRESENTATION & COMPLIANCE WITH APPLICABLE LAW.

Each Party represents and warrants to the other Party as of the Effective Date, and shall be deemed to represent and warrant as of the date of any purchase of the Buyer Credits hereunder, that:

a)	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing, has the power to execute and deliver this Agreement and any other related documentation that it is required by this Agreement to deliver and to perform its obligations under this Agreement, and has taken all necessary action to authorize such execution, delivery and performance;

b)	such execution, delivery and performance do not violate or conflict with any Applicable Law(s) in any material respect, any provision of its constitutional documents, order or judgment of any court or Governmental Authority or, in any material respect, any of its assets or any contractual restriction binding on or affecting it or any of its assets;

c)	its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

d)	it is not relying upon any representations of any other Party other than those expressly set forth in this Agreement;

e)	is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of this Agreement; and

f)	neither it nor any of its Affiliates has shared any information protected under confidentiality provisions of this Agreement with, or negotiated with any finder, broker or other intermediary in connection with the sale of SAF or Buyer Credits hereunder who is entitled to any compensation with respect thereto.

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3.	SPECIFICATIONS AND REQUIREMENTS

3.1	THERE ARE NO GUARANTEES OR WARRANTIES HEREIN, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS OR SUITABILITY OF THE BUYERS CREDITS FOR ANY PARTICULAR PURPOSE OR OTHERWISE.

3.2	Seller shall:

a)	deliver the Buyer Credits to Buyer by providing the documentation required pursuant to Section 8.1;

b)	ensure that SAF associated with the Buyer Credits is derived from non-palm oil feedstocks and sources that are not directly consumed by humans, including but not limited to byproducts, wastes or residues of agricultural production;

c)	use commercially reasonable efforts to utilize sustainably produced feedstocks for the production of SAF generating Buyer Credits and ensure sustainability is evidenced through recognized certification schemes;

d)	supply Buyer with Scope 1 Credits and Scope 3 Credits separated from SAF certified to ISCC or RSB CORSIA certification standards.

3.3	Carbon Intensity Requirement: The SAF generating Buyer Credits supplied under this Agreement must achieve a CI Score reflecting at least a [*****]% reduction in lifecycle GHG emissions as compared to the fossil fuel baseline, according to the RSB or ISCC CORSIA certification standards. This CI Score must be verified annually and documented as part of the proof of sustainability certification provided to Buyer and per RSB or ISCC CORSIA certification standards. If the SAF generating Buyer Credits supplied under this Agreement fails to meet or maintain the required CI Score during any Contract Year, the Parties shall meet and work in good faith to resolve such failure and Seller shall use commercially reasonable efforts to implement any recommended course of action to cause such SAF to meet and maintain such CI Score.

4.	DELIVERY & CREDITS

4.1	Without prejudice to Seller’s other obligations and Buyer’s rights under this Agreement, Seller shall proactively take reasonable steps to keep informed, and will use reasonable endeavors to ensure that Buyer is notified as soon as practicable of any matter that could reasonably be expected to impact Seller’s ability to supply Buyer in accordance with the Agreement. Seller will provide Buyer with relevant information regarding the matter and any Seller planned actions to minimize any impact on Buyer, and in the case of any disruption to supply, provide daily updates or relevant information in writing until the supply disruption is resolved.

4.2	On or before the Completion Date, Seller agrees to obtain, at Seller’s cost and expense, a Sustainability Certification with respect to Seller’s SAF. In addition, by the Completion Date, Seller shall cause the SAF to be certified as an eligible fuel for participation in CORSIA. After obtaining the same, Seller shall maintain such Sustainability Certification and certification under CORSIA for the duration of the Delivery Term.

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4.3	Subject to Section 5.2 of the Agreement, the intent of the Parties is for Seller to retain all Seller Credits and CFP Credits associated with the SAF and for Buyer to receive all Buyer Credits associated with the SAF.

4.4	In the event of a change in Applicable Law that materially and negatively affects the availability of Seller Credits or the process for obtaining Seller Credits, then the Parties shall work in good faith to renegotiate the commercial or operational terms of this Agreement in order to preserve the economic value of this Agreement and the allocation of responsibilities set forth herein.

4.5	No more than once per Contract Year, Buyer or its representative shall have the right to perform a technical survey, audit or inspection of Seller’s records on the sustainability attributes of the SAF. The records set forth in this Clause 4.5 shall be made available for inspection or survey, as the case may be, by Buyer at Seller’s Facility. A technical survey or inspection shall be made during normal working hours. Buyer shall give reasonable notice of its intention to perform a technical survey or inspection as provided in this Clause 4.5, and shall use its best endeavors not to hinder, delay or disrupt Seller’s activities.

4.6	Seller shall ensure that SAF from Seller’s Facility meets all applicable quality requirements such that it can be loaded onto aircraft at the airport associated with the Delivery Point.

5.	COMPLAINTS & CLAIMS

5.1	Complaints as to delays shall be notified to Seller at the time of delivery or as soon as practicable thereafter, followed by a written claim to be made within fifteen (15) days after delivery.

5.2	If the claim is not made within either the 15-days period or the 30-days period, respectively, it represents a waiver of the right to claim. In no event is a waiver of the right to claim made or implied by a signature or any other statement on the Delivery Note, irrespective of whether or not such Delivery Note contains conditions implying such waiver.

6.	DUTIES, TAXES AND CHARGES

6.1	Buyer shall pay any taxes, fees or other charges, imposed by any national, state, local or airport authority on the delivery, sale and use of Buyer Credits, except for taxes on Seller’s income including any revenue share and taxes on raw material. To the extent allowed, Seller shall show these taxes, fees and other charges as separate items on the invoice for the account of Buyer.

6.2	Seller shall keep Buyer reasonably informed about the taxes, duties and charges existing or to be charged to Buyer. Should Seller, however, in good faith provide inaccurate or incomplete information to Buyer, Buyer shall not be relieved of the obligation to pay. Buyer may, or at Buyer’s request, Seller shall, as an applicable nominal party, take all actions necessary to contest the validity, applicability or any other like challenge with respect to the amount or application of such taxes, duties and charges (including but not limited to withholding of any tax) and shall institute actions to recover past or anticipated payments thereof, provided, as to withholding of any tax, that Buyer gives Seller an indemnity which meets any reasonable requirement of Seller. Unless other arrangements are made, all actions taken in this respect shall be at Buyer’s sole expense. If Buyer is entitled to purchase any Buyer Credits sold pursuant to the Agreement free of any taxes, duties or charges, Buyer shall deliver to Seller a valid exemption certificate for such purchase.

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7.	FORCE MAJEURE

7.1	In addition to any waivers (arising out of the same or other causes) provided by operation of law, no failure or omission by either Party to carry out or observe any of the provisions of the Agreement (except for Clause 7.6 hereunder) shall give rise to any claim against that Party, or be deemed to be a breach of the Agreement, if the same shall arise out of a Force Majeure Event. A “Force Majeure Event” for the purposes of this Agreement means any cause not within the reasonable control of the Party claiming excuse due to a Force Majeure Event (whether or not foreseeable) and not occasioned by such Party’s fault or negligence that prevents or delays, in whole or in part, such Party’s performance of one or more of its obligations under this Agreement. Provided that they satisfy the foregoing requirements, Force Majeure Events may include such causes as labor disputes, strikes, governmental intervention, or the Party’s response to the insistence of any governmental instrumentality or Person purporting to act therefore, terrorism, wars, civil commotion, hijacking, fire, flood, accident, storm or any act of God.

7.2	Notwithstanding the provisions of Clause 7.1, neither Party shall be relieved by reason of a Force Majeure Event of any obligation to make payment under the Agreement. Neither the ability of Buyer to obtain better economic terms for Buyer Credits from an alternative supplier or a change in general economic conditions, nor any cost increase resulting from a circumstance that in itself is not a Force Majeure Event, however substantial, in Seller’s performance of the Agreement, as applicable, shall constitute a Force Majeure Event. The default of a sub-supplier or subcontractor shall not constitute a Force Majeure Event (except to the extent the sub-supplier or subcontractor is affected by a Force Majeure Event).

7.3	The Party affected by a Force Majeure Event shall use all reasonable endeavors to remove such reasons or mitigate the effects thereof, and upon removal and remedying of such reason said Party shall promptly resume the performance of its obligations; provided, however, that, in removing such reasons or mitigating such effects, a Party shall not be required to settle strikes or lockouts or government claims by acceding to any demands when, in the discretion of that Party, it would be inappropriate to do so.

7.4	Buyer shall be released from the obligation to receive and/or pay for any Buyer Credits not provided or made available by Seller to Buyer due to a Force Majeure Event.

7.5	In the duration of any Force Majeure Event affecting Seller, Seller shall be entitled to apportion the remaining capacity of SAF as it sees fit, albeit in an equitable and non-discriminatory manner.

7.6	If a Force Majeure Event affecting Seller occurs, and such Force Majeure Event wholly prevents Seller from making available any Buyer Credits hereunder to Buyer, Seller may, in its sole discretion, notify Buyer of Seller’s extension of the Term by a number of days equal to the period from the day such Force Majeure Event took effect until the end of such Force Majeure Event, on condition that such extension of the Agreement is also acceptable to the Buyer.

8.	LIABILITY AND INDEMNITY

8.1	Buyer shall indemnify, defend and save harmless the Seller Indemnitees from and against any and all Claims and Losses of Third Parties for loss of or damage to any property whatsoever or for injury, including fatal injury, and death to any person whatsoever that arise out of or are connected with actions or omissions in the performance by Buyer of its obligations under this Agreement, except in each case to the extent caused by Seller’s breach of the Agreement, or the negligence or willful misconduct of Seller or any Seller Indemnitee.

8.2	Seller shall indemnify, defend and save harmless the Buyer Indemnitees from and against any and all Claims and Losses of Third Parties for loss of or damage to any property whatsoever or for injury, including fatal injury, and death to any person whatsoever that arise out of or are connected with actions or omissions in the performance by Seller of its obligations under this Agreement, or that arise out of or are connected with the handling, storage, sales, transportation, use, misuse, blending, processing or disposal by or on behalf of Seller or its Affiliates or their contractors or carriers of any tier, of any SAF prior to the time such SAF has been delivered to the Delivery Point, except in each case to the extent caused by Buyer’s breach of the Agreement, the negligence or willful misconduct of Buyer or any Buyer Indemnitee.

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8.3	The liability of Seller for any loss, damage, claim or other expenditure arising from Seller failing to perform its obligations under the Agreement shall be limited to the prompt refund of the price of an affected delivery or (at Seller’s option) or the replacement of affected Buyer Credits at no additional cost to Buyer. The preceding sentence and limitations shall not apply in relation to any indemnities owed by the Seller to the Buyer, including under Clause 8.2.

8.4	NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THESE GENERAL TERMS AND CONDITIONS OR THE AGREEMENT, NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF BUSINESS, OR BUSINESS INTERRUPTION DAMAGES, EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING, AND REGARDLESS OF WHETHER AVAILABLE IN TORT OR AGREEMENT OR BY STATUTE. THESE LIMITATIONS SHALL APPLY EVEN IF IT CAUSES A REMEDY IN THIS AGREEMENT TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. THE LIMITATIONS OF THIS CLAUSE 8.4 SHALL NOT PREVENT THE RECOVERY THROUGH THE INDEMNIFICATION PROVISIONS OF THIS CLAUSE 8 OF CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES SUFFERED BY AND PAID TO A THIRD PARTY BY AN INDEMNIFIED PARTY (EXCLUDING THIRD PARTY CUSTOMERS OF AN INDEMNIFIED PARTY) AS A RESULT OF ACTIONS INCLUDED IN THE PROTECTION AFFORDED BY THE INDEMNIFICATION PROVISIONS OF CLAUSE 8.

9.	DEFAULTS AND REMEDIES; TERMINATION

9.1	A Party shall be deemed to be in default hereunder if any of the following events occur (each of the following events to be referred to as an “Event of Default”, the Party in default to be referred to as the “Defaulting Party” and the Party not in default to be referred to as the “Non-Defaulting Party”):

a)	The failure to make, when due, any payment required pursuant to this Agreement if such failure is not remedied within thirty (30) days after written notice thereof;

b)	In case of a material breach (or a number of breaches that collectively constitute a material breach, including any continuous or persistent breaches) of the Agreement by the other Party, but only insofar as the other Party has not cured its breach of the Agreement within sixty (60) days of receiving written notice of the default from the first Party, provided that if such sixty (60) day period is not sufficient to enable the remedy or cure of such failure in performance, and such Party shall have upon receipt of the initial notice promptly commenced and diligently continues thereafter to remedy such failure, then such Party shall have a reasonable additional period of time not to exceed an additional sixty (60) day period;

c)	If the other Party becomes insolvent, makes a general assignment for the benefit of its creditors or commits an act of bankruptcy or if a petition for its reorganization or readjustment of its indebtedness is filed by or against it and, in the case of any such petition filed against it, such petition is not dismissed within ninety (90) days, or if a receiver, trustee or liquidation of all or substantially all of its property is appointed;

d)	Any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated; or

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e)	For the benefit of Seller, if Buyer fails to satisfy the creditworthiness/collateral requirements of this Agreement and such failure continues for fifteen (15) Business Days after written notice thereof.

Notwithstanding the foregoing, a Party shall not be in default of its obligations hereunder to the extent such failure is, and to that extent only, (i) caused by or is otherwise attributable to a breach by the other Party of its obligations under this Agreement, or (ii) occurs as a result of a Force Majeure Event declared by a Party in accordance with this Agreement.

9.2	If either Party reasonably believes that an event has occurred which, if not remedied within the applicable cure period explicitly set forth in Clause 9.1, would result in an Event of Default by or affecting the other Party, the Non-Defaulting Party shall give the Defaulting Party a notice (a “Default Notice”), which shall specify and provide particulars of the alleged Event of Default. If such Event of Default continues uncured following the cure period specified above for such Event of Default, then the Non-Defaulting Party shall have such remedies as may be available to it at law or in equity subject, however, to the limitations on liability provided herein. For clarity, this shall non-exhaustively include the right to forthwith terminate the Agreement on written notice to the Defaulting Party. If no cure period is specified in Clause 9.1 for the Event of Default evoked by a Party, then occurrence of such Event of Default shall entitle the non-Defaulting Party to terminate this Agreement forthwith.

9.3	Notwithstanding early termination, each Party shall fulfil all obligations accrued under the Agreement prior to the time the termination becomes effective and shall not be released from antecedent/accrued rights or liabilities.

10.	SUBCONTRACTING

Seller may, without prior consent of Buyer, subcontract the performance of its obligations under the Agreement in whole or in part to a third party, provided that Seller acknowledges and agrees that it shall be responsible to Buyer for the acts and omissions of its subcontractors to the same extent as Seller is responsible to Buyer for the acts or omissions of its own employees.

11.	NON-WAIVER

No failure or delay of any Party (including their employees and Agents) to exercise any right or power under the Agreement or at law shall operate as a waiver thereof, except as expressly provided in the Agreement, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power under the Agreement, and no waiver of any Party of any provision or part of any provision of the Agreement shall be binding unless expressly confirmed in writing.

12.	NON-DISCLOSURE

12.1	“Confidential Information” means any information disclosed by either Party to the other Party, directly or indirectly, in writing, orally, or by inspection of tangible objects (including documents, prototypes, samples, plant, and equipment), which is designated as “Confidential,” “Proprietary,” or some similar designation, or that should reasonably be understood to be confidential from the context of disclosure or nature of the information. Confidential Information will not, however, include any information that the receiving Party can show by competent evidence: (a) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (b) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving Party through no action or inaction of the receiving Party; (c) is already in the possession of the receiving Party at the time of disclosure by the disclosing Party, as shown by the receiving Party’s files and records, except if so antecedently received by a Person in the context of the negotiation of this Agreement; (d) is obtained by the receiving Party from a third party without breach of the third party’s obligations of confidentiality; or (e) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information. For the avoidance of doubt, the Agreement, the information contained in the Agreement and the existence of the Agreement itself shall be considered Confidential Information. Each receiving Party shall keep the Confidential Information disclosed to it by the disclosing Party confidential, shall take all measures reasonably necessary to safeguard confidentiality (at any rate no less than those taken by a reasonable business for safeguarding its own highly sensitive commercial information), and shall not disclose such Confidential Information, in whole or in part, except to those of its directors, consultants, officers, and employees, Agents, consultants, advisors, affiliates and in the case of Seller, debt or equity finance parties providing or potentially providing financing to Seller or its Affiliates (i) who need to know such Confidential Information for the purpose of this Agreement or for potentially entering into this Agreement, (ii) who have been informed of the confidential nature of such information, and (iii) who are obligated to keep such information in confidence pursuant to terms of this Agreement.

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12.2	In addition to the specific obligations otherwise set forth in this Agreement, the receiving Party shall:

a)	safeguard and hold in confidence all such Confidential Information using efforts commensurate with those it employs for the protection of corresponding sensitive information of its own, which in any event shall not be a lesser standard than the type of efforts that would be taken by a reasonable business for the protection of its own highly sensitive information and trade secrets; and

b)	not use such Confidential Information, directly or indirectly, for any purposes other than the performance of this Agreement and not use such Confidential Information for the receiving Party’s own benefit or for any purpose detrimental to the interests of the disclosing Party.

12.3	Each Party is allowed to disclose Confidential Information to any governmental or supranational authority or to make any public disclosures to the extent disclosure is legally compulsory, provided, however, that, to the extent permitted by law, such Party shall inform the disclosing Party of such governmental request for information or regulatory obligation to disclose with advance written notice.

12.4	In the event of a contested disclosure, the burden of demonstrating that the information in issue was not confidential shall be borne by the Party having received the same.

12.5	Each Party undertakes that, should it commit any breach of its confidentiality obligations under this Agreement, it will take all reasonable measures to remedy the breach. Each Party agrees that money damages may not be a sufficient remedy for any breach of the confidentiality obligations in this Agreement, and each Party shall be entitled to seek injunctive or other equitable relief to remedy or forestall any such breach or threatened breach.

12.6	Nothing in this Agreement is intended to or shall be construed as granting to any Party any license or right under any patent, copyright, or other intellectual property right of the other Party, nor shall this Agreement impair the right of any Party to contest the scope, validity, or alleged infringement of any patent or copyright. This Agreement shall not grant any Party any rights in or to the Confidential Information of the other Party, except as expressly set forth in this Agreement.

13.	NOTICES

13.1	All notices and communications required to be given pursuant to this Agreement shall be:

a)	in writing;

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b)	delivered by hand (against receipt), recorded courier or express service, or sent by electronic mail; provided that any communications delivered by electronic email shall be in a portable document format (PDF); and

c)	delivered, sent or transmitted to the address for the recipient’s communications as stated below; provided that:

i)	if the recipient gives the other Party notice of another address, communications shall thereafter be delivered accordingly; and

ii)	if the recipient has not stated otherwise when requesting an approval or consent, it may be sent to the address from which the request was issued.

13.2	Any such notice and communication shall be deemed to have been received by a Party as follows:

a)	if delivered by hand or delivered by courier or express service, at the time of delivery; or

b)	if sent by electronic mail properly addressed and dispatched, upon transmission, if during the recipient’s regular business hours, and otherwise, on the next Business Day, provided that in either case such notice shall not be effective unless a copy of such notice shall be sent by registered or certified mail, return receipt requested, postage prepaid.

13.3	Notices shall be sent between the Parties to the respective addresses as follows (or to such other address as may be specified by Notice to the other Party):

Seller’s address:

Gevo Net-Zero 1, LLC
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112
Attention: President
Email: [*****]

With a copy to:

Gevo Net-Zero 1, LLC
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112
Attention: Legal Department
Email: [*****]

Buyer’s address:

Future Energy Capital Limited
5th Floor - Connaught House
One Burlington Road
Dublin 4, Ireland, D04 C5Y6

Attention: Chief Executive Officer

Email: [*****] copy [*****]

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14.	ENTIRE AGREEMENT

The Agreement contains all agreements, arrangements and stipulations between the Parties in respect of the supply of Buyer Credits specified herein and supersedes all prior agreements, arrangements and stipulations in respect of the same subject.

15.	SEVERABILITY

Any provision of the Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Laws, the Parties hereto hereby waive any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

16.	INDEPENDENT CONTRACTORS

The Parties are and remain independent companies and no partnership, joint venture, or relationship of employee/employer shall arise or is intended to be created by the Agreement between the Parties whether for the purpose of workers’ compensation, national insurance, income tax, social security or otherwise. Nothing in the Agreement shall be construed as to create an association of whatsoever legal form between the Parties. Neither Party shall have authority to contract on behalf of the other Party or otherwise engage the responsibility or liability of the other Party and shall make no representation to any Third Party to the contrary.

17.	MODIFICATIONS

Modifications or amendments to the Agreement are only valid when expressly agreed upon in writing.

18.	OFFICIAL VERSION

These General Terms and Conditions and the Agreement shall be executed in the English language and the English language will be the only official language. Translations in any other language may be made for convenience purposes, but those translations shall in no event limit, alter, interpret, define or amend the contents of the English version of the General Terms and Conditions or the Agreement.

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Annex III

Sample Invoice and Proof of Sustainability

[to be developed]

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Form of Invoice

[to be developed]

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Form of Sustainability Certificate

[to be developed]

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